UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

04/2/2008

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street
Tacoma, WA	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 8.01	Other Events

On March 18, 2008 Visa, Inc. (“Visa”) completed its initial public offering (“IPO”). As a result of Visa’s IPO Columbia Banking System, Inc. (the “Company”) received 118,637 shares of Class B Common Stock. Pursuant to Visa’s Certificate of Incorporation, a portion of the Company’s shares were subject to a mandatory partial redemption. On March 28, 2008 45,866 shares of the Company’s Class B Visa Common Stock were redeemed for net cash proceeds of $1.96 million. Accordingly, the Company will recognize, in its first quarter financial statements, a pre-tax gain on the cash redemption proceeds of $1.96 million, or $0.07 per diluted common share.

On March 31, 2008 Visa funded a litigation escrow account with $3.0 billion from the IPO proceeds. Based on the Company’s Visa USA membership percentage, the expected economic benefit to the Company from this escrow account is $889,200. Accordingly, the Company will recognize, in its first quarter financial statements, a pre-tax recapture of previously accrued legal expense of $889,200, or $0.03 per diluted common share. The recapture of legal expense is a reduction of the $1.8 million Visa litigation liability the Company accrued during the fourth quarter of 2007.

Consistent with Securities and Exchange Commission guidance, the Company will not recognize any gain on its remaining 72,771 shares of unredeemed Visa Class B Common Stock until such time they are redeemed for cash. Additionally, the Company’s remaining Visa litigation reserve of approximately $888,000 will be subject to ongoing review and adjusted accordingly as information on Visa’s litigation matters emerges.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements – not applicable

(b)	Pro forma financial information – not applicable

(c)	Shell company transactions – not applicable

(d)	The following exhibits are being furnished herewith:

99.1	Press release dated April 2, 2008 announcing impact of Visa’s IPO to Registrant’s first quarter results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: April 2, 2008	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer